Exhibit 21.1

List of Subsidiaries of the Registrant

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership
Wholly owned subsidiaries
Hong Kong Snailinsur Group Limited (“U-BX HK”)	July 14, 2021	Hong Kong	100%
Beijing Lianghua Technology Co Ltd (“WFOE”)	July 23, 2021	PRC	100%
Consolidated VIE
Youjiayoubao Beijing Technology Co., Ltd. (“U-BX China”)	March 27, 2018	PRC	100%
Consolidated VIE’s Subsidiaries
Rudongyoujia Smart Technology Co., Ltd. (“Rudongyoujia”)	July 27, 2018	PRC	100%
Jiangsu Jingmo Technology Co., Ltd. (“Jiangsu Jingmo”)	July 9, 2020	PRC	100%
Jiangsu Youjiayouche Technology Co., Ltd. (“Jiangsu Youjiayouche”)	June 29, 2020	PRC	100%